SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

Date of Report         (Date of earliest event reported):        August 31, 1999


                            CS WIRELESS SYSTEMS, INC.
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             (Exact name of registrant as specified in its charter)

                                    Delaware
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                 (State or other jurisdiction of incorporation)

                                    333-3288
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                            (Commission File Number)

                                   23-2751747
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                        (IRS Employer Identification No.)

                     1101 Summit Avenue, Plano, Texas 75074
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              (Address of Principal Executive Office) (Zip Code)


Registrant's telephone number, including area code:       972-398-5300





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Item 1.  Changes in Control of Registrant

          On August 31, 1999, MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom"), acquired CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), which currently owns approximately 94% of CS Wireless Systems, Inc., a Delaware corporation. The transaction was consummated pursuant to the merger (the "CAI Merger") of Cardinal Acquisition Subsidiary Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of MCI WorldCom, with and into CAI. Upon consummation of the CAI Merger, CAI became a wholly owned subsidiary of MCI WorldCom. The CAI Merger was effected pursuant to an Agreement and Plan of Merger dated as of April 26, 1999 by and among MCI WorldCom, CAI and Acquisition Subsidiary (the "CAI Merger Agreement").

          As a result of the CAI Merger, shareholders of CAI (other than MCI WorldCom) will receive $28.00 in cash, without interest, in exchange for their shares.

          Additionally, upon consummation of the CAI Merger Agreement, all holders of outstanding and unexercised options and warrants exercisable for shares of CAI common stock became entitled to receive, for each exercisable option, an amount in cash equal to the excess of $28.00 per share over the exercise price per share of such option or warrant. The aggregate amount to be paid for outstanding stock options and warrants was approximately $45 million.

          The basic terms of the CAI Merger, and the relationships between MCI WorldCom and CAI were described in CAI's proxy statement dated July 30, 1999, which is incorporated by reference herein. The terms of the CAI Merger were determined in accordance with the CAI Merger Agreement and were established through arm's length negotiations between MCI WorldCom and CAI.

          Previously, MCI WorldCom had acquired 10,555,140 Shares of CAI common stock pursuant to certain purchase and sale agreements, constituting approximately 61.2% of the outstanding CAI common shares. The purchase price for the shares under these agreements was less than the $28 price per share in the merger, described below.

          MCI WorldCom obtained the funds for the purchase of the shares of CAI described herein from its cash on hand and from borrowings under its commercial paper program and a related credit facility. The credit facility was not established specifically to fund the acquisition of the shares. The facility is a $7 billion 364-Day Revolving Credit Agreement and Term Loan Agreement originally dated as of August 6, 1998 and which was extended on August 5, 1999 for a successive 364-day term (the "Facility C Loans") (the "Credit Facility"). There are no unusual or material conditions to be satisfied prior to draw down under the Credit Facility. The parties to the Credit Facility are MCI WorldCom and Bank of America, N.A. (Administrative Agent), Bank of America Securities, LLC (Sole Lead Arranger and Book Manager), Barclays Bank PLC, The Chase Manhattan Bank, Citibank, N.A., Morgan Guaranty Trust Company of New York, and Royal Bank of Canada
          (Co-Syndication Agents) and the lenders named therein. The Credit Facility provides liquidity support for MCI WorldCom's commercial paper program and is used for other general corporate purposes. The Facility C Loans have a 364-day term, which may be extended for a second successive 364-day term thereafter to the extent of the committed amounts from those lenders consenting thereto, with a requirement that lenders holding at least 51% of the committed amounts consent. Additionally, effective as of the end of such 364-day term, MCI WorldCom may elect to convert up to $4 billion of the principal debt outstanding under the Facility C Loans from revolving loans to term loans with a maturity date no later than one year after the conversion. The Credit Facility bears interest payable in varying periods, depending on the interest period, not to exceed six months, or, with respect to any Eurodollar Rate borrowing, 12 months if available to all lenders, at rates selected by MCI WorldCom under the terms of the Credit Facility, including a Base Rate or Eurodollar Rate, plus the applicable margin. The applicable margin for the

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          Eurodollar Rate borrowing  varies from 0.225% to 0.450% as to Facility
          C Loans based upon the better of certain debt ratings. The Credit Facility is unsecured but includes a negative pledge of the assets of MCI WorldCom and its subsidiaries (subject to certain exceptions). The Credit Facility requires compliance with a financial covenant based on the ratio of total debt to total capitalization, calculated on a consolidated basis. The Credit Facility requires compliance with certain operating covenants which limit, among other things, the
          incurrence  of  additional   indebtedness  by  MCI  WorldCom  and  its
          subsidiaries, sales of assets and mergers and dissolutions, which covenants do not restrict distributions to shareholders, provided MCI WorldCom is not in default under the Credit Facility. The Facility C Loans are subject to annual commitment fees not to exceed 0.15% of any unborrowed portion of the facility.

Item 2.  Acquisition or Disposition of Assets

         See Item 1.

Item 7.  Financial Statements and Exhibits

(c)      Exhibits

         See Exhibit Index



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  September 14, 1999


                                            CS Wireless Systems, Inc.



                                            By: /s/ Scott D. Sullivan
                                               ----------------------
                                               Scott D. Sullivan
                                               Secretary, Treasurer and
                                               Chief Financial Officer




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                                  EXHIBIT INDEX



         Exhibit No.   Description of Exhibit

            99.1    Press Release dated September 1, 1999

            99.2 Proxy Statement dated July 30, 1999 of CAI (incorporated herein by reference to Exhibit 99.2 to CAI's Current Report on Form 8-K dated August 2, 1999 (filed August 3, 1999) (File No. 33-71662))